Exhibit 99.1

                Moldflow Reports Year-over-Year Revenue
          Growth of 9% for the First Quarter of Fiscal 2006

    FRAMINGHAM, Mass.--(BUSINESS WIRE)--Nov. 2, 2005--Moldflow Corporation (NASDAQ: MFLO) today announced the results for its first quarter of fiscal 2006. Worldwide revenue was $15.3 million for the first quarter of fiscal year 2006, compared to $14.0 million for the first quarter of last fiscal year, representing an increase of 9%.
    On July 1, 2005, Moldflow adopted Financial Accounting Standards No. 123(R), "Share-Based Payment," which requires companies to recognize compensation expense related to share-based awards. Accordingly, a charge of $539,000, net of related tax effects, was recorded in our first quarter of fiscal 2006. Excluding the impact of these newly required expenses, net income for the first quarter of fiscal 2006 was $569,000, or $0.05 per diluted share. Net income for the first quarter, as reported under generally accepted accounting principles ("GAAP"), was $30,000, or $0.00 per diluted share.
    In discussing the first quarter of 2006, Roland Thomas, Moldflow Corporation's president and CEO said, "During the quarter, we saw a number of factors come together putting pressure on our planned growth rate. In a similar pattern to what we saw in the third quarter of fiscal 2005, a number of significant transactions, predominantly in our European Manufacturing Solutions business, extended beyond the end of September. We note that some of the deals that slipped, accounting for most of the shortfall in that business unit, did in fact close within weeks of the end of the first quarter. While this makes for more volatile results, we believe it is a natural symptom of a business successfully growing from a small number of larger transactions to a more significant number of these transactions each quarter. The two other items impacting our growth rate relative to our expectations, which primarily had an effect on our Design Analysis Solutions business, were the negative effects of currency movements, particularly the Yen and Euro, and accounting for the impact of the chapter 11 filing of a long-standing customer."
    Thomas continued, "Over the course of the first quarter, both the Americas and Asia Pacific regions continued with strong sales performances. The Americas region has now had five consecutive quarters of year-over-year revenue growth driven by sales to companies in the electronics, medical and molding markets, with strong sales of our flagship Moldflow Plastics Insight product and Altanium hot runner process controllers this quarter. Despite the currency movement, the Asia Pacific region continued its momentum with sales to notable manufacturers such as Fuji Electric, Brother, Canon, Nikon and Samsung Electric. Also during the quarter, our Japanese team had a highly successful trade fair in Tokyo, which we believe will help support the pipeline development for all products in this region moving forward."
    "Our continued investment in research and development produced several product launches during the quarter. Our Design Analysis business unit successfully launched version 7.2 of our Moldflow Plastics Advisers product, which included multiple user-driven productivity enhancements and a variety of new features, as well as new versions of our connectivity products to help make analysis more accessible to users of a variety of CAD products. Our Manufacturing Solutions business unit also successfully launched two product updates in the first quarter: Shotscope 4.0 and Moldflow Plastics Xpert 4.0. Both of these products were enhanced to increase both manufacturing and user efficiency. Finally, we are pleased to note that during the quarter we began shipping our Altanium product from our new manufacturing facility in Ireland. Having this facility up and running allows us to react more quickly to fill orders for these products," Thomas concluded.

    First Quarter Financial Highlights

    -- Total revenue of $15.3 million increased 9% over the same period in the prior year.

    -- Total product revenue of $8.7 million increased 10% over the same period of the prior year.

    -- Services revenue, primarily comprised of revenue from annual maintenance and support contracts, was $6.5 million, an increase of 8% over the same period of the prior year.

    -- Revenue from the Design Analysis Solutions segment totaled $11.3 million and represented 74% of total revenue, a 7% increase when compared to the same period last year.

    -- Revenue from the Manufacturing Solutions segment totaled $4.0 million, contributing 26% of total revenue, an 18% increase when compared to the same period last year.

    -- Regionally, revenue in the Americas represented 36% of total revenue, while revenue in the Asia/Pacific and European regions represented 33% and 31% of total revenue, respectively.

    --  Approximately 84 new customers were added during the quarter.

    --  Positive cash generated from operations was $1.5 million.

    Business Outlook

    The current business outlook is based on information as of November 2, 2005 and is current as of that day only. Due to the uncertainties related to the magnitude of the Company's equity-based compensation expense during fiscal 2006, at this time we are not able to estimate the magnitude of the impact of equity-based compensation expense on our net income per diluted share for our second quarter or the remainder of the 2006 fiscal year.
    Based on the results achieved in the first quarter with the currency effects and the variability in our Manufacturing Solutions deal cycles, we are taking a cautious approach and adjusting our full year fiscal 2006 revenue target and expect to achieve a 12% to 15% growth rate for fiscal 2006 when compared to fiscal 2005. We expect revenue for the second fiscal quarter of 2006 to grow between 4% and 17% when compared to the same quarter last year.
    In keeping with our stated objective to generate revenue growth in balance with earnings growth, we have taken action on a plan for a selective restructuring of elements of our business and anticipate that we will take a restructuring charge of between approximately $1.0 million and $1.5 million dollars in the second quarter. As a result, for the second quarter Moldflow expects non-GAAP net income per diluted share, adjusted to exclude the effects of net equity-based compensation expense and the restructuring charge, to be between $0.12 and $0.21 per share. We expect full year diluted non-GAAP earnings per share, which excludes net equity-based compensation expense and restructuring charges, to be slightly less than previous guidance and in the range of $0.71 to $0.85.

    Use of Non-GAAP Financial Measures

    Net income excluding net equity-based compensation expense and net income per diluted share excluding net equity-based compensation expense and restructuring charges are supplemental non-GAAP financial measures. Moldflow is presenting these measures because management uses this information in evaluating the results of the Company's operations and believes that this information provides additional insight into our operating results, as well as enables comparison of these results to prior periods. These measures should not be considered an alternative to measurements required by GAAP, such as net income and net income per diluted share, and should not be considered measures of our liquidity. In addition, these non-GAAP financial measures may not be comparable to similar measures reported by other companies. With respect to non-GAAP financial measures for the first quarter of fiscal year 2006, the GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed in this press release and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this press release after the unaudited condensed consolidated financial statements and can be found on the Investors page of the Moldflow corporate Web site at http://www.moldflow.com/stp/english/investors/index.htm. Due to the uncertainties related to the magnitude of the Company's net equity-based compensation expense and any restructuring charge during fiscal 2006, we are not able to estimate at this time the magnitude of the impact of these expenses on our net income per diluted share for the second quarter or the remainder of the 2006 fiscal year.

    Financial Results

    The unaudited condensed consolidated financial statements for the period ended September 30, 2005 follow.

    Information Dissemination

    Moldflow will host a conference call to discuss the first fiscal quarter of 2006 results and future outlook at 11:00 a.m. US Eastern time today. A live Webcast of the conference call, together with this press release and supplemental financial information, can be accessed through the Company's Website at www.moldflow.com in the Investors section. In addition, the call, press release and supplemental information will be archived and can be accessed through the same link.

    About Moldflow Corporation

    Moldflow (NASDAQ: MFLO) is the leading global provider of design through manufacturing solutions for the plastics injection molding industry. Moldflow's products and services allow companies to address part and mold design issues at the earliest stage and maximize productivity and profitability on the manufacturing floor. Visit www.moldflow.com for more information.

    Note to editors: Moldflow and Moldflow Plastics Advisers,
Shotscope and Moldflow Plastics Xpert are trademarks or registered trademarks of Moldflow Corporation or its subsidiaries worldwide. All other trademarks are properties of their respective holders.

    Cautionary Statement Regarding Forward-Looking Information

    Pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, the Company notes that any statements contained in this press release that are not historical facts are forward looking statements. Such forward looking statements include, but are not limited to, those regarding Moldflow's or management's intentions, hopes, beliefs, expectations, projections or plans for the future and statements regarding: (i) Moldflow's market leadership and competitive position in its market segments, including prospects for Moldflow's business in Japan and (ii) the Company's business outlook including revenue growth, earnings guidance and planned restructuring. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include: (i) with respect to the Company's market leadership and competitive position, the risks that a renewed economic downturn will adversely impact the market for the Company's products, that competitors will emerge with greater resources or unforeseen technological breakthroughs and that our Manufacturing Solutions products will have a longer sales cycle than our Design Analysis products, and (ii) with respect to the Company's business outlook, the risks that a weak world economy will slow capital spending by the Company's prospective customers, that the Company may not be able to recognize the revenue derived from orders received, that the sales cycle may lengthen based on the larger average deal sizes for our Manufacturing Solutions products, that foreign currency fluctuations may adversely affect our financial results, that our distribution partners will not achieve their revenue objectives, that the overall mix of revenue differs materially from that projected, that the costs of complying with provisions of the Sarbanes-Oxley Act of 2002 are greater than expected, that equity-based compensation expense will continue to have a negative impact on our GAAP operating profit and earnings per share calculations, and that changes in US or foreign tax legislation, or on-going tax inquiries and the on-going tax audits of our subsidiary companies including Australia may result in a higher level of income tax expense than that projected, as well as other risks and uncertainties detailed from time to time in reports filed by Moldflow with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended June 30, 2005 as well as its subsequent quarterly and annual filings. Revenue and earnings guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. In addition, as noted above, there are numerous factors that may cause actual results to differ materially from the guidance provided. The Company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.


                         Moldflow Corporation
              Unaudited Consolidated Statement of Income
                (in thousands, except per share data)


                                                   Three Months Ended
                                                   -------------------
                                                   September September
                                                      30,       25,
                                                     2005      2004
                                                   --------- ---------

Revenue:
  Product                                            $8,734    $7,927
  Services                                            6,546     6,055
                                                   --------- ---------
  Total revenue                                      15,280    13,982
                                                   --------- ---------

Costs and expenses:
  Cost of product revenue                             2,570     1,841
  Cost of services revenue                            1,613     1,295
  Research and development                            2,481     1,645
  Selling and marketing                               5,650     4,695
  General and administrative                          3,584     2,510
  Amortization of acquired intangible assets             49        79
                                                   --------- ---------
  Total operating costs and expenses                 15,947    12,065
                                                   --------- ---------

Income (loss) from operations                          (667)    1,917

Interest income, net                                    562       346
Other income (loss), net                                (19)      (58)
                                                   --------- ---------

Income (loss) before income taxes                      (124)    2,205
Provision for (benefit from) income taxes              (154)      460
                                                   --------- ---------

Net income                                              $30    $1,745
                                                   ========= =========

Net income per common share:
  Basic                                                  $-     $0.16
  Diluted                                                $-     $0.15
Shares used in computing net income per common
 share:
  Basic                                              11,003    10,628
  Diluted                                            11,821    11,362



                         Moldflow Corporation
            Unaudited Condensed Consolidated Balance Sheet
                            (in thousands)

                                                   September   June
                                                      30,       30,
                                                     2005      2005
                                                   --------- ---------

 Assets
 Current assets:
   Cash and cash equivalents                        $52,117   $48,910
   Marketable securities                             10,508    11,323
   Accounts receivable, net                          10,074    13,449
   Inventories, prepaid expenses and other current
    assets                                            6,940     6,983
                                                   --------- ---------
       Total current assets                          79,639    80,665

 Fixed assets, net                                    3,467     3,336
 Goodwill and other acquired intangibles assets,
  net                                                20,091    20,177
 Other assets                                         2,753     2,851
                                                   --------- ---------

       Total assets                                $105,950  $107,029
                                                   ========= =========

 Liabilities and Stockholders' Equity
 Current liabilities:
   Accounts payable                                  $2,373    $3,764
   Accrued expenses                                   9,405    10,165
   Deferred revenue                                   9,760    10,748
                                                   --------- ---------
       Total current liabilities                     21,538    24,677

 Deferred revenue                                     1,222     1,124
 Other long-term liabilities                          1,035     1,079
                                                   --------- ---------
       Total liabilities                             23,795    26,880
                                                   --------- ---------

 Stockholders' equity:
   Common stock                                         111       109
   Additional paid-in capital                        71,474    69,626
   Retained earnings                                  5,324     5,295
   Accumulated other comprehensive income             5,246     5,119
                                                   --------- ---------
       Total stockholders' equity                    82,155    80,149
                                                   --------- ---------

       Total liabilities and stockholders' equity  $105,950  $107,029
                                                   ========= =========



                         Moldflow Corporation
       Unaudited Condensed Consolidated Statement of Cash Flows
                            (in thousands)


                                                   Three Months Ended
                                                  --------------------
                                                  September September
                                                     30,        25,
                                                    2005       2004
                                                  --------- ----------


Cash provided by operating activities               $1,469     $1,172
Cash provided by investing activities                  319        994
Cash provided by financing activities                1,280        265
Effect of exchange rate changes on cash and cash
 equivalents                                           139        461
                                                  --------- ----------
Net increase in cash and cash equivalents            3,207      2,892

Cash and cash equivalents, beginning of period      48,910     35,987
                                                  --------- ----------

Cash and cash equivalents, end of period           $52,117    $38,879
                                                  ========= ==========


                         Moldflow Corporation
Unaudited Reconciliation of GAAP Statement of Operations to Non-GAAP
                                Results
                (in thousands, except per share data)


                                           Three Months Ended
                                           September 30, 2005
                                   -----------------------------------
                                    GAAP   (a) Adjustments  Non-   (b)
                                   Results      to GAAP     GAAP
                                                Results    Results
                                   ------- --- ----------- -------
Revenue:
  Product                          $8,734          $-      $8,734
  Services                          6,546           -       6,546
                                   -------     -------     -------
Total revenue                      15,280           -      15,280
                                   -------     -------     -------

Costs and expenses:
  Cost of product
   revenue                          2,570         (15) (c)  2,555
  Cost of services
   revenue                          1,613         (31) (c)  1,582
  Research and development          2,481         (76) (c)  2,405
  Selling and
   marketing                        5,650        (134) (c)  5,516
  General and administrative        3,584        (314) (c)  3,270
  Amortization of intangible assets    49           -          49
                                   -------     -------     -------
Total operating expenses           15,947        (570)     15,377
                                   -------     -------     -------

Income (loss) from operations        (667)        570         (97)

Interest income, net                  562           -         562
Other income (loss),
 net                                  (19)          -         (19)
                                   -------     -------     -------

Income (loss) before income taxes    (124)        570         446
Provision for (benefit from) income
 taxes                               (154)        (31) (d)   (123)
                                   -------     -------     -------
Net income                            $30        $539        $569
                                   =======     =======     =======

Net income per common share:
             Basic                     $-                   $0.05
             Diluted                   $-                   $0.05
Weighted average shares:
             Basic                 11,003                  11,003
             Diluted               11,821                  11,948



                         Moldflow Corporation
Unaudited Reconciliation of GAAP Statement of Operations to Non-GAAP
                                Results
                (in thousands, except per share data)


                                        Three Months Ended
                                        September 25, 2004
                             -----------------------------------------
                                 GAAP      (a) Adjustments  Non-   (b)
                                Results         to GAAP     GAAP
                                                Results    Results
                             ------------- --- ----------- -------
Revenue:
  Product                          $7,927           $-     $7,927
  Services                          6,055            -      6,055
                             -------------     ----------- -------
Total revenue                      13,982            -     13,982
                             -------------     ----------- -------

Costs and expenses:
  Cost of product revenue           1,841            -      1,841
  Cost of services revenue          1,295            -      1,295
  Research and development          1,645            -      1,645
  Selling and marketing             4,695            -      4,695
  General and administrative        2,510            -      2,510
  Amortization of intangible
   assets                              79                      79
                                   -------     ----------- -------
Total operating expenses           12,065            -     12,065
                                   -------     ----------- -------

Income (loss) from operations       1,917            -      1,917

Interest income, net                  346            -        346
Other income (loss), net              (58)           -        (58)
                             -------------     ----------- -------

Income (loss) before income
 taxes                              2,205            -      2,205
Provision for (benefit from)
 income taxes                         460                     460
                                    ------     ----------- -------
Net income                         $1,745           $-     $1,745
                             =============     =========== =======

Net income per common share:
                     Basic          $0.16                   $0.16
                     Diluted        $0.15                   $0.15
Weighted average shares:
                     Basic         10,628                  10,628
                     Diluted       11,362                  11,362

    (a) The Unaudited Consolidated Statement of Operations, prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP").

    (b) The Unaudited Consolidated Statement of Operations, presented on a basis other than GAAP, is intended to enhance the reader's understanding of the Company's results from operations.

    (c) Stock-based compensation expense

    (d) Tax benefit related to stock-based compensation expense



    CONTACT: Moldflow Corporation
             Dawn Soucier, 508-358-5848 x234
             dawn_soucier@moldflow.com